EXHIBIT 23.11

CONSENT OF INDEPENDENT VALUATOR

We hereby consent to (i) the inclusion of our report, dated August 5, 2016, to the Directors’ Committee of the Board of Directors of Endesa Américas S.A. as Annex F to the Registration Statement on Form F-4 of Enersis Américas S.A. and the related joint information statement/prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the references to such opinion in the Registration Statement, (iii) the filing of any preliminary or prior report materials prepared by us for the Directors’ Committee with the Securities and Exchange Commission (the “Commission”), and (iv) any references to such reports in filings with the Commission. The report was prepared and provided to the Directors’ Committee of the Board of Directors of Endesa Américas S.A. in accordance with Article 147 of the Chilean Companies Act and in connection with the merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas S.A. We also consent to the references in the Registration Statement to us as “Independent Valuator,” as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Eduardo Rodriguez
Eduardo Rodriguez
Asesorías Tyndall SpA

August 9, 2016